                                                          EXHIBIT 10.75

                          THE IMC GLOBAL INC.
                            SEVERANCE PLAN

                               ARTICLE I
                                GENERAL

          1.1 Purpose. The Company believes that it is in the best interests of its stockholders to retain well-qualified key executive personnel to assure itself of continuity of management. Accordingly, the Board has considered and has determined it to be in the best interests of the Company and its stockholders to create and maintain The IMC Global Inc. Severance Plan to provide Eligible Employees with economic security through the provision of income and other benefits in the event of a termination of employment, thus enabling such Eligible Employees to serve the Company's best interests.

          1.2 Effective Date. The Plan shall become effective on December 21, 1995.

          1.3 Definitions. Each term defined herein shall be given its defined meaning wherever used in this Plan, unless the context requires otherwise.

          "Affiliate" means IMC-Agrico MP, Inc.

          "Base Compensation" means the sum of the Base Salary and Bonus Base.

          "Base Salary" means the Employee's annualized base salary determined as of the Severance event, or if greater, as of the Effective Date.

          "Benefits Period" means a period that begins on the date of the Severance event and ends one (1) year thereafter.

          "Board" means the Board of Directors of the Company, as constituted from time to time.

          "Bonus Base", with respect to an Employee, means:

     The highest annual bonus (annualized if the Employee was employed for less than the complete year) earned by the Employee for the three consecutive complete bonus years ending immediately preceding the Severance Event.

          "Cause" for termination by the Company of an Employee's employment shall be limited to (i) the engaging by the Employee in willful and intentional conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise; (ii) conviction of, or plea of nolo contendere by, the Employee for any felony; (iii) criminal conviction of, or plea of nolo contendere by the Employee for any other offense involving dishonesty, breach of trust or moral turpitude; (iv) a breach of fiduciary duty by the Employee involving personal profit; or (v) willful refusal by the Employee to perform his duties or responsibilities, (unless significantly changed without the Employee's consent), or gross negligence by the Employee in the performance of such duties; provided, however, that the Employee shall have 30 days, or such longer period as the Company may determine to be appropriate, after written notice by the Company, to cure any conduct or act, if curable, alleged in such notice to provide grounds for termination of the Employee's employment for Cause.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" means IMC Global Inc., a Delaware corporation, and successor thereto as described in Section 6.3.

          "Controlled Group" means the Company and all affiliates of the Company determined under Sections 414(b),(c),(m) and (o) of the Code.

          "Disability" means the inability of the Employee, by reason of physical or mental illness or injury (regardless of whether such illness or injury is job-related), to perform his duties, on a full-time basis, under circumstances in which the Employee is eligible to receive benefits under any long-term disability plan or arrangement of the Company of any Employer, or would have been so eligible but for a determination made by the Employee not to participate in such plan or arrangement, as determined by the Plan Administrator.

          "Effective Date" means December 21, 1995.

          "Eligible Employee" means an Employee who has satisfied all of the conditions of eligibility set forth in Section 2.1 is not excluded pursuant to Section 2.2 and is listed in Appendix A attached hereto.

          "Employee" means an individual who provides services to the Company or any Subsidiary or any Affiliate as an employee for remuneration.

          "Employer" means the Company and any Subsidiary or other member of the Controlled group or any Affiliate hereof which employs an Employee on or after the Effective Date.

          "Good Reason" for termination of employment by an Employee shall mean any of the following:
          (a) the failure by the Employer to (i) maintain the Employee's Base Salary at an annual rate equal to the rate in effect immediately prior to the Effective Date, or as may be increased thereafter from time to time by the Employer in accordance with regular practices of the Company thereafter with respect to employees with comparable duties, provided, however, that Good Reason shall not exist as the result of any decrease in Base Salary if such decrease is incident to a general reduction applied to all senior corporate officers and other key employees of all members of any Controlled
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     Group of which the Company is a member or any Affiliate on a proportionate and nondiscriminatory basis; (ii) provide for continued participation on a comparable basis by the Employee in an annual bonus plan maintained by the Company or its Subsidiaries or Affiliates in which employees with comparable duties participate; (iii) provide for participation in stock option and other equity incentive plans or programs maintained by the Company or its Subsidiaries or any other member of the Controlled Group or any Affiliate from time to time in which employees with comparable duties participate;
     (iv) provide for participation in all Company or Subsidiary or Affiliate sponsored group or executive medical, dental, life, disability, retirement, profit-sharing, thrift, nonqualified and deferred compensation, and other plans maintained by the Company or its Subsidiaries or its Affiliates to the same extent as employees with comparable duties participate; (v) provide vacation and perquisites substantially equivalent to those provided by the Company or Subsidiaries or Affiliate to employees with comparable duties, or (vi) obtain the express unconditional assumption of this Plan as required by Section 6.3; or

          (b) any Employer changes the Employee's primary employment location to a location that is more than 50 miles from the primary location of such Employee's employment as in effect immediately prior to the Effective Date; provided, however, that the relocation of an Employee on a nondiscriminatory basis for bona fide business reasons shall not constitute Good Reason hereunder; or

          (c) a significant adverse change, without the Employee's written consent, in working conditions or status, including but not limited to (i) a significant adverse change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities; provided, however, a change in the Company's status such that it no longer has any equity securities registered under Section 1(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or that it is a subsidiary of another entity and directly results in changes in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities shall not in and of itself constitute Good Reason hereunder; or (ii) a reduction in the level of support services, staff, secretarial and other assistance, office space and accouterments available to a level below that reasonably necessary for the performance of such duties.

          "Plan Administrator" means the Company or such other person or entity designated to administer the Plan and be the named fiduciary thereof, whether or not the Plan Administrator is an individual who would be an Eligible Employee upon the occurrence of a Severance Event.

          "Plan" means The IMC Global Inc. Severance Plan.

          "Severance Benefits" means the benefits provided pursuant to
Section 2.3.

          "Severance Event" shall be deemed to have occurred if, and only if, as of or after the Effective Date, but prior to the expiration of the Severance Period, the termination of an Eligible Employee's employment with the Employer occurs, and such termination is:

          (a)  Employer-initiated for reasons other than Cause;

          (b) Employee-initiated within ninety (90) days after Good Reason shall first exist.

          "Severance Period" means a period that begins on the Effective Date and ends three (3) years thereafter.

          "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time of such determination, owned by the Company or another Subsidiary.


                              ARTICLE II
                       ELIGIBILITY AND BENEFITS

          2.1 Eligibility. Except as provided in Section 2.2 and subject to all other exclusions contained in this Plan, an Employee shall be an Eligible Employee entitled to receive Severance benefits and to benefits pursuant to Section 2.3 and 2.4(b) and (c), if and only if: (a) his employment with all Employers is terminated in circumstances that constitute a Severance event; (b) within 45 days, (or such other period as may be prescribed by applicable law) after the Severance Event he executes and delivers to the Company a release of claims as set forth in Appendix B; and (c) within the period prescribed in (b) above he executes and delivers to the Company an employment related covenant as set forth in Appendix C.

          2.2. Eligibility Exclusions. Notwithstanding the foregoing, an Employee shall not be an Eligible Employee hereunder if:

          (a) The Employee leaves employment voluntarily, either by resignation (other than in circumstances that constitute a Severance Event) or retirement;

          (b) The Employee is on or commences a leave of absence or other interruption of employment which does not constitute a termination of employment, provided that this exclusion will not apply if the Employee otherwise incurs a Severance Event;

          (c) Except as provided in paragraph (b) of the definition of Good Reason in Section 1.3, the Employee is transferred to another facility or location of the Company or

      Subsidiary or Affiliate at the same or another position with comparable compensation and declines to accept such position;

          (d) The employment of the Employee is terminated as result of the sale of assets or stock of an Employer, and the Employee is offered the same or another position with the successor in interest with comparable compensation (which, for this purpose, must include coverage under a plan which provides Severance Benefits upon a Severance Event comparable to that to which the Employee would have been entitled under this Plan had such sale of assets or stock not occurred; or

          (e) The employment of the Employee is terminated as a result of his death or Disability.

          2.3. Severance Benefits: The Severance Benefits, provided by this Plan shall consist of the payment of the Base compensation of the eligible Employee determined at the time of the Severance event in twelve (12) equal monthly installments. The amount of each payment shall be one-twelfth of such Base Compensation, and payment shall begin on the last day of the month in which the Eligible Employee has executed the release of claims required by Section 2.1(b), any applicable period for revocation thereof has expired and the Eligible Employee has executed the employment-related covenant required by
Section 2.1(c). Such monthly payments shall continue until the Eligible Employee (or his beneficiary) has received twelve monthly installments. Severance Benefits shall be subject to all applicable federal and state deductions and withholding. At the option of the Company, the present value of the Severance Benefits, determined pursuant to Section 280G(d)(4) of the Code, may be paid in a single lump sum on the date on which the first installment would otherwise be required to be paid. The Eligible Employee shall not be required to mitigate the amount of such payments by securing other employment or otherwise, nor shall such payments be reduced by reason of the Eligible Employee securing other employment or for any other reason. Severance Benefits shall not be paid, and if commenced, shall terminate with respect to any Employee who breaches any of the covenants relating to employment executed pursuant to Section 2.1(c) or breaches any other noncompete covenant in any agreement entered into with the Company.
The Severance benefits shall be paid in lieu of any severance pay due to the Eligible Employee pursuant to any other severance payment plan of the Company, but shall not be reduced by or affect the payment of any payment under any non-compete agreement or any payment under any other severance or employment agreement, including but not limited to, any Transition Bonus Agreement.

          2.4  Other Benefits.

          (a) Salary and Vacation. Any earned but unpaid salary and any earned but unused vacation for which an Employee is eligible at the time of the Severance Event or other termination of employment will be paid in a lump sum at the time of the Severance Event.

          (b) Bonus. Eligible Employees shall also receive a pro rata bonus with respect to the annual and/or other bonus or incentive compensation period in which the Severance Event occurred, based upon the target payout made to employees with comparable duties and the number of full and partial months completed in such period by the Eligible Employee. Such payment, if any, shall be made at such time as the bonus payout is made under the bonus plan to the Eligible Employee.

          (c) Benefits Continuation. The Company shall maintain in full force and effect for the continued benefit of the Eligible Employee (and, to the extent applicable, his dependents), the medical, dental, life and disability benefits referred to in paragraph (a)(iv) in the definition of Good Reason in Section 1.3, to which he would have been entitled under such employee benefit plans, programs and arrangements maintained by the Employer if he had remained actively employed until the expiration of the Benefits Period or, if earlier, until the date on which the Employee has obtained new employment and thereby becomes eligible for comparable benefits. If any such continuation is not possible under the terms or provisions of such plans, programs or arrangements, the Company shall arrange to provide benefits to the Eligible Employee (and, if applicable, dependents) substantially similar to those required to be provided to such persons pursuant to this Section 2.4(c).

          (d) General Limitations. Except as provided in Section 2.3, the Severance Benefits and other benefits referred to in Section 2.1 and available to Eligible Employees are limited to the provisions herein and are in lieu of any other severance or similar benefits arising out of the termination of the Employee's employment. All qualified or non-qualified retirement or other plan benefits for which the Eligible Employee may be eligible shall be governed by the specific conditions set forth in the applicable plan.


                              ARTICLE III
                       ADMINISTRATION AND CLAIMS

          3.1  Administration.

          (a) The Plan Administration shall be the "administrator" of the plan within the meaning of such term as used in ERISA.

          (b) The Plan Administrator shall have the duty and authority to interpret and construe the Plan in regard to all questions of eligibility and the status and rights of persons under the Plan.

          3.2.  Claims Procedure.

          (a) Any Employee who believes that he is entitled to a benefit under the Plan in an amount greater than he has received may file a claim for such benefit by writing to the Plan Administrator.

          (b) Every claim which is properly filed shall be answered in writing by the Plan Administrator within ninety (90) days (or one hundred eighty (180) days if special circumstances require an extension of time for processing the claim) of receipt stating whether the claim is granted or denied. If the claim is denied, the claimant shall be provided specific reasons for denial; specific reference to the pertinent Plan provisions on which the denial is based; a description of any information necessary for the claimant to perfect a claim including an explanation of why such information is necessary; and an explanation of the Plan's claim appeal procedure including steps to be taken to submit the claim for review.

          (c) within sixty (60) days after notice that a claim is denied, the claimant may file a written appeal with the Plan
Administrator which shall include any   comments, statements or
documents the claimant may wish to provide. Notice of the decision on appeal shall be sent to the claimant within sixty (60) days of its receipt (or one hundred twenty (120) days if special circumstances require an extension of time for processing the appeal). In the event the claim is denied upon appeal, the notice shall set forth the reasons for denial written in a manner calculated to be understood by the claimant and specific reference to the pertinent provisions of the Plan on which the denial is based. Any reasonable request from a claimant for documents or information relevant to his claim prior to his filing an appeal shall also be allowed.

          (d) If notice of denial of the claim or appeal is not furnished in the time limits set forth above, the claim or appeal shall be deemed denied.


                              ARTICLE IV
                      LIMITATIONS AND LIABILITIES

          4.1 No Guarantee of Employment. Nothing contained in the Plan shall be construed as an agreement of employment, or as giving or conferring on any Employee the right to continued employment, or as a limitation on the right of an Employer to terminate the employment of an Employee, with or without cause. Nor shall anything contained in the Plan affect the eligibility requirements under any other plans maintained by an Employer, nor give any Employee a right to coverage under any other plan.

          4.2 Non-alienation of Assets and Benefits. Except as may be required by applicable law, the benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits, payable hereunder shall be void.

          4.3 Indemnification. The Company and each Employer shall, to the extent permitted by its Certificate of Incorporation and Bylaws, and by the laws of the State in which it is incorporated, indemnify the Plan Administrator, and any employee, officer or director of an Employer, against any and all liabilities arising by reason of any act or omission made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.
                               ARTICLE V
                                FUNDING

          5.1 Fund. Benefits shall be paid out of the general assets of the Company or applicable Employer, and the status of an Eligible Employee shall be that of a general unsecured creditor. Neither the Company nor any other employer shall be required to establish a fund for the payment of benefits or otherwise provide for the payment of benefits prior to benefit becoming payable in any manner.


                              ARTICLE VI
                       EMPLOYERS AND SUCCESSORS

          6.1 Obligation of Employers. Each Employer agrees to make all payments required hereunder to be made on behalf of Eligible Employees of such Employer, and agrees that the liability for making such payments and providing such benefits shall be the sole and exclusive obligation of such Employer; provided, however, that the foregoing notwithstanding, in the event that such benefits are not so paid by the Employer, then such benefits shall be paid or caused to be paid by the Company.

          6.2  Cooperation by Each Employer.  To enable the Plan
Administrator to perform its functions, an Employer shall supply full and timely information to the Plan Administrator on all matters relating to Base Compensation of all Employees and cause for termination of employment, and any other pertinent facts or information as the Plan Administrator, in its sole discretion, may require.

          6.3 Successors. This Plan shall inure to the benefit of, and be binding upon, the successors and assignees of the Company and each Employer. The Company and each Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or any Employer, expressly and unconditionally to assume and agree to perform the Company's or such Employer's obligations under this Plan.

                              ARTICLE VII
                       AMENDMENT AND TERMINATION

          7.1 General. This Plan Shall terminate and be of no further force and effect at the end of the day on which the Severance Period ends. The Company reserves the right to amend or terminate the Plan at any time, prospectively or retroactively, and for any reason; provided, however, that on and after the Effective Date, any such amendment or termination which adversely affects any Employee shall not be effective unless such Employee has consented thereto in writing.

          7.2 Amendments. Any and all amendments shall be made in writing and shall be approved by resolution of the Board; or by an instrument duly executed by the person or persons designated by it to carry out its duties or powers under the terms of this Plan.


                             ARTICLE VIII
                       MISCELLANEOUS PROVISIONS

          8.1 Withholding. The Employer shall be entitled to withhold from amounts to be paid to the Executive under this Plan any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. The Employer shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

          8.2 Applicable Law. This Plan shall be construed in accordance with federal law under the Employee Retirement Income Security Act of 1974, as amended; provided, that nothing in this
Section 8.2 shall be construed as placing any restriction upon the right of an Employer acting pursuant to the Plan to take any action or to incur any liability which it is authorized to take or incur under its Certificate of Incorporation or Bylaws, or under the laws of the State in which it is incorporated, except to the extent that the same are preempted by applicable federal law.

          8.3 Exclusive Benefit of Participants. This Plan is for the exclusive benefit of Eligible Employees and their beneficiaries.

          8.4 Indemnification. All rights to indemnification which an Employee may now or hereafter have under the Charter or bylaws of the Company or any Subsidiary or Affiliate under any insurance contract maintained by the Company or any Subsidiary or Affiliate or any agreement between an Employer and the Company or any Subsidiary or Affiliate, shall continue in full force and effect and the same shall not be altered or diminished by this Plan or the receipt by an Eligible Employee of Severance Benefits hereunder.

          8.5 Enforcement. In the event the Company or any Subsidiary or Affiliate shall fail to pay to an Employee or successor any amounts due under this Plan or under any of the plans, programs or arrangements referred to herein as they come due, the Company and the Subsidiary or Affiliate shall pay interest on such amounts at the prime rate of interest as from time to time published in The Wall Street Journal (Midwest Edition) until paid.

          8.6 Arbitration. Each of the Company or any Subsidiary or Affiliate, and the Employee or any successor, shall have the right and option to have any controversy or claim arising out of or relating to this Plan or the plans, programs or arrangements referred to herein, or the breach thereof, settled exclusively by arbitration, conducted before an arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any such arbitration shall be held in Chicago, Illinois.

          8.7 Legal Fees. If a dispute arises with respect to the enforcement of the Employee's rights under the Plan or if any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the party that has substantially prevailed in the dispute shall recover from the other party any reasonable attorneys' fees and necessary costs and disbursements incurred as a result of such dispute, legal or arbitration proceeding.

          8.8 Notice. Each of the Company or Subsidiary or Affiliate and the Employee or successor shall provide written notice ("initial notice") at least fifteen (15) business days prior to the commencement of any action under this Plan or any plan, program or arrangement referred to herein, which initial notice shall indicate whether such party is invoking arbitration pursuant to Section 8.6 above. If such party is not electing to invoke arbitration, then the other party may by written notice within ten (10) business days following receipt of the initial notice elect to invoke arbitration pursuant to said Section 8.6.

          8.9 Agent for Service of Process. The Plan Administrator shall be the agent for service of process.

          IN WITNESS WHEREOF, IMC Global Inc. has caused this plan to be executed by its duly authorized officer and its corporate seal to be affixed as of December 28, 1995.

                              IMC GLOBAL INC.


(corporate seal)              By_____________________________________
                              Its ____________________________________

Attest: ________________________
      Assistant Secretary

                    RELEASE AND SEVERANCE AGREEMENT


          THIS RELEASE AND SEVERANCE AGREEMENT is made and entered into this day of ______________, _______________ by and among
___________________ (IMC Global Inc. or IMC-Agrico MP, Inc.), a
Delaware corporation by and on behalf of its subsidiaries and affiliates (the "Company") and (the "Employee").

          The Employee's employment with the Company terminated
________; and the Employee has voluntarily agreed to the terms of this Release and Severance Agreement in exchange for Severance benefits under the IMC Global Inc. Severance Plan (the "Plan"') to which the Employee otherwise would not be entitled.

          NOW THEREFORE, in consideration of the Severance Benefits provided under the Plan, the Employee, on behalf of the Employee and the Employee's spouse, heirs, executors, administrators, children, and assigns, does hereby fully release and discharge the Company, its officers, directors, employees, agents, subsidiaries, affiliates and divisions, benefit plans and their administrators, fiduciaries and insurers, successors, and assigns from any and all claims or demands for wages, back pay, front pay, attorneys' fees and other sums of money, insurance, benefits, contracts, controversies, agreements, promises, damages, costs, actions or causes of action and liabilities of any kind or character whatsoever, whether known or unknown, from the beginning of time to the date of these presents, relating to the Employee's employment or termination of employment by the Company, including but not limited to any claims, actions or causes of action arising under the statutory, common law or other rules, orders or regulations of the United States or any State or political subdivision thereof, including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

          The Employee acknowledges that the Employee's obligations pursuant to applicable policies of the Company, copies of which have been provided to the Employee, and under applicable law relating to the use or disclosure of confidential information, shall continue to apply to the Employee.

          This Release and Severance Agreement supersedes any and all other agreements between the Employee and the Company except agreements relating to proprietary or confidential information belonging to the Company, and any other agreements, promises or representations relating to severance pay or other terms and conditions of employment are null and void.

          This release does not affect the Employee's right to any benefits to which the Employee may be entitled pursuant to any noncompete agreement or any other written agreement to which the Employer is a party, under any employee benefit plan sponsored by the Company, including but not limited to the Plan and the plans referred to therein and rights any former Employee may have with respect to any stock option plan of the Company.

          The Employee and the Company acknowledge that it is their mutual interest that the Age Discrimination in Employment Act waiver contained herein fully complies with the Older Workers Benefit Protection Act. Accordingly, the Employee acknowledges and agrees that:

          (a) The Severance Benefits exceed the nature and scope of that to which the Employee would otherwise have been legally entitled to receive;

          (b)  The execution of this Agreement, including the Age
     Discrimination in Employment Act waiver herein, is the Employee's knowing and voluntary act;

          (c) The Employee has been advised by the Company to consult with the Employee's personal attorney regarding the terms of this Agreement, including the aforementioned waiver;

          (d) The Employee has had at least twenty-one (21) calendar days within which to consider this Agreement;

          (e) The Employee has the right to revoke this Agreement in full within (7) calendar days of execution, and none of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired.

          (f) The Employee has been informed in writing of (i) the eligibility factors under the Plan, (ii) the group of employees, including the job title and age of each, eligible to receive Severance benefits, (iii) the ages of all individuals in the same job classification or organizational unit who are not eligible to receive Severance Benefits, and
     (iv) any time limit applicable to the Plan;

          (g) The employee has read and fully understands the terms of this Agreement; and

          (h) Nothing contained in this Agreement purports to release any of the Employee's rights or claims under the Age
     Discrimination in Employment Act that may arise after the date of execution.

IMC Global Inc.                              EMPLOYEE
or
IMC-Agrico MP, Inc.
for itself, its Subsidiaries and Affiliates

By:_________________________________

Its:_________________________________

                   COVENANTS RELATING TO EMPLOYMENT

          THIS AGREEMENT is made and entered into this _____ day of ______________________, by and between ______________ (IMC Global Inc.)
or (IMC-Agrico MP, Inc.), a Delaware corporation (the "Company") by and on behalf of its subsidiaries and affiliates and (the "Employee").

          WHEREAS, the Employee's employment with the Company terminated on _______________________________, _____ and the Employee
has agreed to the terms of this Agreement in exchange for Severance Benefits under the IMC Global Inc. Severance Plan (the "Plan") to which the Employee otherwise would not be entitled.

          NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

          1. Defined Terms, All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

          2. Severance Benefit Entitlement. The Company acknowledges and agrees that, subject to compliance with the provisions of subparagraphs (b) and (c) of Section 2.1 of the Plan and upon the expiration of the seven-day period for revocation of the release of claims required by Section 2.1(b) of the Plan, the Employee has met all of the requirements for the receipt of Severance Benefits pursuant to
Section 2.3 of the Plan and the Company will pay and provide for such Severance Benefits and all other benefits required by the Plan.

          3. Covenant of Employee. The Employee agrees that, for a period of one year from and after the Severance Event, the Employee will not, directly or indirectly, as a sole proprietor, member of a partnership, or stockholder, investor, officer or director of a corporation, or as an employee, agent, associate of or consultant in any individual, partnership, joint venture, association, trust, corporation or other entity (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) solicit any employee of the Company or a Subsidiary or Affiliate to terminate the Employee's employment or hire, retain, employ or otherwise engage the services of any such employee.

          4. Confidential Information. The Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the Board or required by any court or administrative agency.
Confidential information shall not include any information known generally to the public (except to the extent that the Employee was responsible for causing such information to be known to the public, without the consent of the Board, in violation of this Section 4) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that of the Company. All records, files, documents and materials or copies thereof, relating to the Company's business which the Employee shall have prepared, or used, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company.

          5. Remedies. In the event of a breach or threatened breach by the Employee of this Agreement, the Company shall be entitled to an injunction or such other equitable relief as a court may determine to prevent such a breach or threatened breach. No provision of this Agreement shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


____________________________________    EMPLOYEE

for itself and its Subsidiaries and _    ________________________
Affiliates

By:_________________________________
Its:_________________________________

                              APPENDIX A


                      LIST OF ELIGIBLE EMPLOYEES



James D. Speir
Robert C. Brauneker
Marschall I. Smith
Robert M. Felsenthal
Allen C. Miller
C. Steven Hoffman
Brian S. Turner
Peter Hong
Julian F. Kopchynski
Eric A. Beaumont
Martin G. Reading
Donald R. Hood
Walter E. Thayer
Vernon D. Willhoit
Keith M. Wagner
Larry D. Graham
Kermit E. McCormack
John A. Brafford
Edward M. Newberg
Lee F. Thurner
Gregory D. Loughrie
Larry E. Akeson
Richard R. Roch
Don R. McCombs
Hermann H. Wittje
Lila D. Fredenburg
Roy C. Hahnfeld
Louis Spillone, Jr.